EXHIBIT 23.1

                       Consent of Independent Accountants

Silicon Storage Technology, Inc.:

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3/A of our report dated January 11, 1999, relating to the financial statements, which appears in Silicon Storage Technology, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the incorporation by reference of our report dated January 11, 1999 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
San Jose, California


August 17, 1999